Exhibit 3.1

REVELATION BIOSCIENCES, INC.

a Delaware corporation

THIRD AMENDED AND RESTATED BYLAWS

As Amended June 24, 2026

ARTICLE I: STOCKHOLDERS

Section 1.1: Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date and time as may be determined from time to time by the Board of Directors of the Corporation (the “Board”). The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 1.2: Special Meetings. Unless otherwise provided by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the Board, the President, the Chief Executive Officer, or by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”), and may not be called by any other person or persons. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Section 1.4: Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; provided, further, that if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting (which record date for determining stockholders entitled to notice of such adjourned meeting shall be the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting), and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled annual or special meeting of stockholders.

Section 1.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of one-third of the voting power of the shares of stock entitled to vote at that meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If such quorum shall not be present or represented at any meeting of stockholders, the chairperson of the meeting may adjourn the meeting without notice other than announcement at the meeting, until such quorum shall be present or represented by proxy. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if one-third of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6: Organization; Conduct of Meetings. Meetings of stockholders shall be presided over by such person as the Board may designate or, in the absence of such a person, the Chairperson of the Board, or, in the absence of such person, the Chief Executive Officer of the Corporation, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting shall have the right and authority to convene and, for any or no reason, to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as in his or her judgment are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7: Voting; Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as otherwise provided by the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, or any other applicable rules or regulations, including the applicable rules or regulations of any stock exchange, every matter other than the election of directors shall be decided by the affirmative vote of a majority of the votes properly cast for or against such matter, and, for the avoidance of doubt, neither abstentions nor broker non-votes shall be counted as votes cast for or against such matter.

Section 1.8: Fixing Date for Determination of Stockholders of Record.

1.8.1 Meetings. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than sixty (60), nor less than ten (10), days before the date of such meeting. If the Board so fixes such record date for notice of such meeting, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date for notice of such meeting, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, then the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and, in such case, shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

1.8.2 Other Matters. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.9: List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before the date of every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting), or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 1.10: Inspectors of Elections.

1.10.1 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting.

1.10.2 Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.3 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.4 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise.

1.10.5 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) or any information provided pursuant to Section 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted under the DGCL and set forth herein, the inspectors at the time they make their certification of their determinations pursuant to the relevant provisions of the DGCL set forth herein shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11: Notice of Stockholder Business; Nominations.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such a stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a):

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action;

(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such person;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined below);

(iv) the date or dates such shares were acquired and the investment intent of such acquisition;

(v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(vi) a completed and signed questionnaire, representation and agreement required by Section 1.11 of these Bylaws;

(vii) such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected;

(viii) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, and the rules and regulations promulgated thereunder; and

(ix) such other information as the Corporation may reasonably require to determine whether such person meets the independence requirements of the stock exchange upon which the capital stock of the Corporation is primarily traded or the eligibility of such proposed nominee to serve as a director of the Corporation.

(y) as to any business other than the nomination of a director or directors that the Record Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth: (i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, if any, including any anticipated benefit to the Proposing Person; and (ii) a description of all agreements, arrangements and understandings between or among any such Proposing Person and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such Proposing Person;

(z) as to each Proposing Person giving the notice, such Record Stockholder’s notice shall set forth:

(i) the name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii) the class or series and number of shares of capital stock of the Corporation that are directly or indirectly owned beneficially and of record by such Proposing Person, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in shares of the underlying class or series of capital stock of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of capital stock of the Corporation that are separated or separable from the underlying shares of capital stock of the Corporation) or any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to securities of the Corporation (any of the foregoing, a “Short Interest”);

(iv) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person or any of its respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(v) any significant equity interests or any Derivative Instruments or Short Interests in any Competitor (as defined below) held by such Proposing Person and/or any of its respective affiliates or associates;

(vi) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of capital stock or other voting security of the Corporation;

(vii) a written description of any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(viii) a written description of any agreement, arrangement or understanding (whether oral or written) with respect to the nomination or proposal (including any knowledge that another person or entity is Acting in Concert (defined below) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any others Acting in Concert with the foregoing, including, in the case of a nomination, the nominee;

(ix) a written description of any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any Competitor, on the other hand;

(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement and/or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares that the Proposing Person has reasonably determined to be sufficient to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”);

(xii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11; and

(xiii) any other information relating to such Proposing Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder or any information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates.

(c) A stockholder providing written notice required by this Section 1.11 shall update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) the close of business on the tenth (10th) business day prior to the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than eight (8) business days prior to the date for the meeting and, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(d) Notwithstanding anything this Section 1.11 to the contrary, in the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations would otherwise be due under Section 1.11.1(b) and there is no Public Announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

1.11.2 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.11 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a completed and signed questionnaire in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary of the Corporation and which the Secretary shall provide to such stockholder within ten days of receiving such request) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (in the form available from the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein, (c) if elected as a director of the Corporation, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the Corporation, (d) if elected as a director of the Corporation, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the Corporation publicly disclosed from time to time, (e) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, and (f) intends to serve as a director for the full term for which such individual is to stand for election.

1.11.3 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any Record Stockholder at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such Record Stockholder entitled to vote in the election of such directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Record Stockholder’s notice required by Section 1.11.1(b) is delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above.

1.11.4 General.

1.11.4.1 Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business was not made or proposed in compliance with this Section 1.11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative (as defined below) of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

1.11.4.2 For purposes of these Bylaws, the following definitions shall apply:

1.11.4.2.1 a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

1.11.4.2.2 “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

1.11.4.2.3 “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

1.11.4.2.4 “Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation;

1.11.4.2.5 “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates;

1.11.4.2.6 “Proposing Person” shall mean (1) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

1.11.4.2.7 “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act; and

1.11.4.2.8 to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

1.11.5 Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.11, and compliance with the requirements under this Section 1.11 shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange

Act or (b) the holders of any series of Preferred Stock to elect directors elected by one or more series of Preferred Stock pursuant to any applicable provisions of the Certificate of Incorporation.

1.11.6 Universal Proxy Rules; Enhanced Advance Notice Compliance.

(a) To the extent applicable under Rule 14a-19 promulgated under the Exchange Act (or any successor rule thereto, “Rule 14a-19”), any Proposing Person intending to solicit proxies in support of director nominees other than the Corporation’s nominees in connection with any annual or special meeting of stockholders shall comply with all requirements of Rule 14a-19, including, without limitation: (i) providing the Corporation with written notice of such Proposing Person’s intent to solicit proxies pursuant to Rule 14a-19 no later than one hundred and twenty (120) calendar days prior to the anniversary of the previous year’s annual meeting (or, in the case of a special meeting, no later than sixty (60) calendar days prior to such special meeting); (ii) including in such Proposing Person’s proxy materials all statements required by Rule 14a-19; and (iii) complying with all other conditions and requirements of Rule 14a-19 as may be in effect from time to time. The Corporation shall be entitled to disregard any nomination made by any Proposing Person that fails to comply with the applicable requirements of Rule 14a-19. In connection with any nomination made pursuant to this Section 1.11, the Corporation may request that any nominee provide reasonable confirmation that the Proposing Person’s solicitation complies with Rule 14a-19.

(b) As a further condition to any nomination pursuant to this Section 1.11, and in addition to the questionnaire and representation and agreement required by Section 1.11.2, each proposed nominee shall deliver to the Secretary of the Corporation, in accordance with the time periods prescribed in Section 1.11, a written undertaking in form and substance reasonably satisfactory to the Corporation, agreeing to: (i) comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership, and trading policies and guidelines of the Corporation applicable to directors; (ii) promptly inform the Corporation in writing of any change in the information previously provided pursuant to this Section 1.11 that occurs prior to the date of the relevant meeting; and (iii) upon request of the Corporation, meet with representatives of the Corporation for the purpose of allowing the Corporation to assess the nominee’s qualifications and suitability for service as a director. Failure to provide such undertaking, or any material misrepresentation contained therein, shall render the nomination non-compliant with this Section 1.11.

(c) In addition to the update obligations set forth in Section 1.11.1(c), the Proposing Person shall further update its notice so that the information provided or required to be provided in such notice is true and correct as of the record date for the meeting. Such supplemental update shall be received by the Secretary not later than five (5) business days following the record date. The failure to timely provide such update shall render the Proposing Person’s nomination or proposal non-compliant with this Section 1.11, and the Board or the chairperson of the meeting may, in their respective discretion, disregard such nomination or proposal.

(d) The Board may, in its discretion, adopt standards and procedures applicable to any nomination or proposal submitted pursuant to this Section 1.11 that are consistent with applicable law and the provisions of these Bylaws and, upon adoption, such standards and procedures shall apply as though set forth in these Bylaws; provided that no such standards or procedures may be adopted during a threatened or actual proxy contest if the primary purpose or likely effect of such adoption would be to impair stockholder rights under applicable law.

ARTICLE II: BOARD OF DIRECTORS

Section 2.1: Number; Qualifications; Classes. The number of directors constituting the whole Board shall be not less than three nor more than seven, with the then authorized number of directors fixed from time to time by the Board. Directors need not be stockholders of the Corporation. The Board shall be divided into classes as provided in the Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.2: Election; Resignation; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 2.3: Regular Meetings. Regular meetings of the Board may be held at such place, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4: Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Lead Independent Director of the Board, the Chief Executive Officer, the President or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given orally (in person, by telephone or otherwise), in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting (if the notice is mailed) or at least twenty-four (24) hours before the meeting (if such notice is given orally, in person, by telephone or otherwise, or by hand delivery, or any means of electronic transmission, including electronic mail). Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. Subject to Section 2.2 above, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7: Organization. Meetings of the Board shall be presided over by the Chairperson of the Board or, in such person’s absence, by the Chief Executive Officer or, in such person’s absence, by the President or, in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8: Action by Unanimous Consent of Directors. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, respectively, in the minute books of the Corporation. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9: Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including without limitation compensation for services as members of committees of the Board. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.10: Chairperson of the Board. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board who shall be elected from among its ranks and who shall have the power to preside at all meetings of the Board and have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board, as such, shall not be deemed to be an officer of the Corporation.

Section 2.11: Definition of “Cause.”For purposes of these Bylaws, “Cause” shall mean, with respect to any director or officer of the Corporation, the occurrence of any of the following: (a) the indictment for, conviction of, or entry of a plea of guilty or nolo contendere (or any equivalent plea) with respect to (i) any felony under the laws of the United States or any state thereof, or (ii) any misdemeanor involving moral turpitude, fraud, embezzlement, theft, or dishonesty; (b) the commission of any act of fraud, willful malfeasance, embezzlement, material misappropriation, or knowing material dishonesty against the Corporation or any of its parents, subsidiaries, or affiliates; (c) willful misconduct or gross negligence in the performance of duties as a director or officer of the Corporation that results in, or could reasonably be expected to result in, material harm to the Corporation or its business, operations, financial condition, or reputation; (d) a material breach of any fiduciary duty owed to the Corporation or its stockholders in such person’s capacity as a director or officer of the Corporation; (e) a material and willful violation of any written policy or code of conduct of the Corporation that is applicable to such director or officer, which violation, if capable of cure, remains uncured for a period of thirty (30) days after written notice to such director or officer specifying in reasonable detail the nature of the violation; (f) willful and continued refusal or failure to perform, or gross neglect of, the material duties and obligations required of such person in his or her capacity as a director or officer of the Corporation (other than due to incapacity resulting from physical or mental illness or disability as determined in good faith by a licensed physician), which failure or refusal, if capable of cure, remains uncured for a period of thirty (30) days after written notice to such director or officer specifying in reasonable detail the nature of the failure; or (g) a knowing and material breach of any written agreement with the Corporation that causes, or could reasonably be expected to cause, material harm to the Corporation, which breach, if capable of cure, remains uncured for a period of thirty (30) days after written notice to such director or officer specifying in reasonable detail the nature of the breach.

For purposes of this Section 2.11, no act or omission by a director or officer shall be considered “willful” unless it was done or omitted in bad faith and without a reasonable belief that the act or omission was in, or not opposed to, the best interests of the Corporation. Any determination of “Cause” pursuant to these Bylaws shall be made in good faith by a majority of the independent members of the Board who are not the subject of such determination; provided, however, that if a sufficient number of independent directors are not available to make such determination, the Board shall retain independent legal counsel to advise on such determination, which determination shall be binding on the Corporation. For the avoidance of doubt and pursuant to Section 141(k)(1) of the DGCL, because the Board is classified as set forth in the Certificate of Incorporation, any director serving on the classified Board may be removed by the stockholders only “for Cause” as defined in this Section 2.11.

ARTICLE III: COMMITTEES

Section 3.1: Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2: Committee Minutes; Committee Rules. Each committee shall keep regular minutes of its meetings and, except as otherwise provided in the resolutions of the Board establishing such committee, shall report the same to the Board as requested by the Board or as otherwise required. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV: OFFICERS

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary and a Treasurer and may consist of such other officers, including a Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board (collectively, the “Officers” and each individually, an “Officer”) . All officers shall be elected by the Board; provided, however, that, notwithstanding anything to the contrary set forth herein, the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is appointed or until such person’s earlier resignation, death or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board or, if the vacancy is of an office that the Chief Executive Officer has been empowered to appoint, the Chief Executive Officer.

Section 4.2: Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) To act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) Subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) Subject to the Certificate of Incorporation and Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d) To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

Section 4.3: President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one person as the President and a different person as the Chief Executive Officer of the Corporation. The President shall have all such powers and duties as are commonly incident to the office of President, including the power to sign certificates representing shares of capital stock of the Corporation, or that are delegated to him or her by the Board or the Chief Executive Officer (if such office is then held by a person other than the person holding the office of President). A President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.4: Chief Operating Officer. The Chief Operating Officer shall have all such powers and duties as are commonly incident to the office of Chief Operating Officer or that are delegated to him or her by the Board or the Chief Executive Officer. The Chief Operating Officer may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

Section 4.5: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, including the power to sign certificates representing shares of capital stock of the Corporation, or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s and President’s absence or disability.

Section 4.6: Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 4.7: Treasurer. The Treasurer shall have custody of all moneys and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, including the power to sign certificates representing shares of capital stock of the Corporation, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.8: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, including the power to sign certificates representing shares of capital stock of the Corporation, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.9: Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.10: Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then any such officer may be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Where the Board exercises its removal authority pursuant to this Section 4.10 on the basis of “Cause,” “Cause” shall have the meaning set forth in Section 2.11 of these Bylaws.

Section 4.11: Representation of Shares of Other Corporations. Except as otherwise provided by the Board, and subject to the direction and control thereof, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any assistant secretary of this Corporation, or any other person authorized by the Board or the Chief Executive Officer, the Chief Operating Officer or the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 4.12: Emergency Succession of Officers. This Section 4.12 shall govern only interim succession pending formal action by the Board, and shall not limit or restrict the authority of the Board to appoint, remove, or otherwise act with respect to officers of the Corporation pursuant to Sections 4.1 and 4.10 of these Bylaws.

(a) In the event of the death, Disability (as defined in Section 4.12(d) of these Bylaws), or other sudden vacancy in the office of Chief Executive Officer or Chief Financial Officer for any reason, and pending formal action by the Board to fill such vacancy on a permanent basis, the following order of succession shall apply on an interim, acting basis:

(i) Chief Executive Officer. Regarding the Chief Executive Officer, the Chief Financial Officer of the Corporation shall immediately assume and perform, in an acting capacity, all of the duties, responsibilities, powers, and authorities vested in the office of the Chief Executive Officer pursuant to these Bylaws and applicable law. The Chief Financial Officer shall provide prompt written notice to the Chairperson of the Board (or, in the absence of a Chairperson, the Lead Independent Director, or if none, the most senior independent director available) and all other members of the Board of the occurrence of any such death, Disability, or vacancy.

(ii) Chief Financial Officer. Regarding the Chief Financial Officer, the Chief Executive Officer of the Corporation shall immediately assume and perform, in an acting capacity, all of the duties, responsibilities, powers, and authorities vested in the office of the Chief Financial Officer pursuant to these Bylaws and applicable law. The Chief Executive Officer shall provide prompt written notice to the Chairperson of the Board (or, in the absence of a Chairperson, the Lead Independent Director, or if none, the most senior independent director available) and all other members of the Board of the occurrence of any such death, Disability, or vacancy.

(ii) Board Designation. In the event that the individual designated in Section 4.12(a)(i) and/or Section 4.12(a)(ii) is not able or willing to serve in an acting capacity pursuant to this Section 4.12, the Board shall, as promptly as practicable following its receipt of notice of such vacancy or incapacity, designate another senior officer or qualified individual to serve as acting Chief Executive Officer or Chief Financial Officer, as applicable, on an interim basis pending the appointment of the proceeding officer(s).

(b) The Board shall convene a meeting (which may be held by means of remote communication pursuant to Section 2.5 of these Bylaws) no later than thirty (30) calendar days following the commencement of any interim succession pursuant to this Section 4.12, at which meeting the Board shall consider: (i) the appointment of a permanent replacement officer; (ii) the confirmation of any acting officer then serving pursuant to this Section 4.12 in a permanent capacity; or (iii) such other actions as the Board deems appropriate and necessary to ensure the proper and orderly management and governance of the Corporation. The Board may, by resolution duly adopted at any time, extend such thirty (30)-day period for up to an additional thirty (30) calendar days if, in the reasonable judgment of the Board, additional time is required to conduct a thorough succession process; provided that any such extension shall be accompanied by written notice to all senior officers of the Corporation and, to the extent required by applicable law or the listing rules of any national securities exchange on which the Corporation’s securities are listed, appropriate public disclosure.

(c) The assumption of the duties of the Chief Executive Officer or Chief Financial Officer by any individual pursuant to this Section 4.12 shall not, in and of itself, constitute a formal election or appointment to the office of such officer, nor shall it entitle such individual to any additional compensation beyond that otherwise provided to such individual under any existing employment agreement or compensation arrangement with the Corporation, unless the Board otherwise determines by written resolution. The Board retains full authority to appoint, confirm, modify the responsibilities of, or remove any acting or permanent officer without limitation.

(d) For purposes of this Section 4.12, “Disability” means the inability of the Chief Executive Officer or Chief Financial Officer, due to physical or mental illness, injury, or other incapacity, to perform his or her material duties and responsibilities as said officer for: (i) a continuous period of sixty (60) or more calendar days; or (ii) ninety (90) or more calendar days in any twelve (12)-consecutive-month period; in each case as determined in good faith by a majority of the independent members of the Board after (A) providing said officer (or his or her legal representative, if applicable) with written notice of the Board’s intention to make such determination and an opportunity to be heard within fifteen (15) days of such notice, and (B) considering the opinion of a licensed physician or mental health professional selected by the Board (or, if the officer and the Board cannot agree on a physician, one selected by each party, whose jointly selected third physician’s opinion shall govern).

(e) The Board, in consultation with legal counsel, shall determine on a timely basis whether any vacancy in the office(s) of Chief Executive Officer or Chief Financial Officer, or the commencement of interim succession pursuant to this Section 4.12, constitutes a material event requiring disclosure under applicable federal securities laws, including without limitation Items 5.02 and 8.01 of Form 8-K under the Exchange Act, or the listing rules of any national securities exchange on which the Corporation’s securities are listed. The Corporation shall make any required disclosures in a manner and within the timeframe consistent with applicable law.

ARTICLE V: STOCK

Section 5.1: Certificates. The shares of capital stock of the Corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers of the Corporation who are authorized to sign stock certificates representing the number of shares registered in certificate form. Each of the Chairperson of the Board, the Vice-Chairperson of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, or the Secretary or any Assistant Secretary, of the Corporation shall be deemed to have the authority to sign stock certificates, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock, or uncertificated shares, in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the certificate alleged to have been lost, stolen or destroyed, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3: Other Regulations. The issue, transfer, conversion and registration of stock certificates and uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VI: INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the

DGCL, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 6.5, the Corporation shall not be obligated under this Article VI to indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee unless such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 6.2: Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such an Indemnitee in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by such an Indemnitee in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion but subject to applicable law, to provide rights to indemnification or advancement of expenses to any person other than an Indemnified Person or to provide greater rights to indemnification and advancement of expenses than those provided in this Article VI to any Indemnified Person.

Section 6.4: Indemnification Agreements. The Board is authorized to cause the Corporation to enter into agreements with any director, officer, employee, agent or fiduciary of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent, fiduciary, trustee, partner or managing member of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Claims.

6.5.1 Right to Bring Suit. If a claim for indemnification (following the final disposition of such Proceeding) under Section 6.1 of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or a claim for advancement of expenses is not paid in full within thirty (30) days after the Corporation has received a statement or statements therefor, the Indemnitee shall be entitled at any time thereafter (but not before) to bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled, to the fullest extent permitted by law, to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard of conduct for entitlement to indemnification under applicable law.

6.5.2 Effect of Determination. Neither the failure of the Corporation (whether by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of a suit by the Indemnitee to enforce a right to indemnification that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct to be entitled to indemnification under applicable law, nor an actual determination by the Corporation (whether by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such standard of conduct, shall create a presumption that the Indemnitee has not met such standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking provided hereunder, the burden of proving that the Indemnitee is not entitled to be indemnified, or is required to repay any amounts advanced pursuant to the terms of such undertaking, under this Article VI shall be on the Corporation.

Section 6.6: Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any right to indemnification or to advancement of expenses arising under this Article VI shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought.

Section 6.7: Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent, fiduciary, trustee, partner or managing member of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6.8: Certain Defined Terms. Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary appointed pursuant to Article IV of these Bylaws, and to any other officer of the Corporation appointed by (x) the Board pursuant to Article IV of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VI.

ARTICLE VII: NOTICES

Section 7.1: Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 2.4 above or Section 7.1.2 below) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or by sending such notice by electronic transmission in accordance with the DGCL. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. Except as otherwise provided by law, the notice shall be deemed given (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (b) in the case of delivery by mail, upon deposit in the mail, postage prepaid, (c) in the case of delivery by overnight express courier, when dispatched, and (d) in the case of delivery via electronic mail or other form of electronic transmission, when dispatched.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission in accordance with the DGCL.

7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII: MISCELLANEOUS

Section 8.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 8.2: Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 8.3: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall, to the fullest extent permitted by law, be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE IX: AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board.